Exhibit 99.1

News Release

Sanchez Midstream Partners Reports

Second Quarter 2017 Operating and Financial Results

HOUSTON--(GLOBE NEWSWIRE)—Aug. 15, 2017--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today reported second quarter 2017 results.  Highlights from the report include:

•

The Partnership has declared a second quarter 2017 cash distribution on common units of $0.4441 per unit ($1.7764 per unit annualized), which represents the seventh consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.2 percent annualized rate of increase;

•

The Raptor Gas Processing Facility began operations with current capacity of 200 million cubic feet per day (“MMcfe/d) of natural gas in the second quarter 2017 with plant expansion to 260 MMcfe/d expected in the second half of 2017;

•	The Carnero Gathering Line now connects the Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) Comanche asset to the Raptor Gas Processing Facility;
•	Throughput volumes of natural gas for the Western Catarina Midstream system were 170 MMcfe/d for the second quarter 2017, which is 12 percent higher than first quarter 2017;
•	The Seco Pipeline is in early phases of start-up and is expected to be fully operational in the next several weeks;
•

The Partnership closed the sale of its remaining operated Oklahoma production assets for approximately $5.5 million in July 2017 and has entered into an agreement to sell certain non-core, non-operated production assets in Texas for approximately $6.3 million in a transaction that is expected to close in the third quarter 2017;

•

The Partnership reported net income of $0.6 million for the second quarter 2017 compared to a net loss of $7.7 million in the first quarter 2017 and Adjusted EBITDA (a non-GAAP financial measure) of $15.3 million for the second quarter 2017, which was up approximately 46 percent when compared to the first quarter 2017; and

•	The Partnership’s second quarter 2017 cash available for distribution was $4.1 million.

MANAGEMENT COMMENTARY

“During the second quarter 2017, we focused on completing the successful transformation of the Partnership to a midstream-focused master limited partnership,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP. “To this end, we brought several important midstream projects on-line in South Texas, took measures to divest our remaining operated production assets, and rebranded the Partnership to better reflect our strategic focus.

“The Raptor Gas Processing Facility, a 50 percent joint venture with Targa Resources Corp. (“Targa”), began flowing gas in late May 2017 and is now fully operational.  The natural gas processing plant has current capacity of 200 MMcfe/d, with plant expansion to 260 MMcfe/d of natural gas processing capacity expected to be complete in the second half of 2017.  The Carnero Gathering Pipeline, a 50 percent joint venture with Targa that went into service in 2016, currently delivers natural gas from Sanchez Energy’s Catarina asset to the Raptor Gas Processing Facility.  During the second quarter 2017, we also completed an interconnection between the Carnero Gathering Pipeline and Sanchez Energy’s recently acquired Comanche asset.  Additionally, we completed construction of the Seco Pipeline, a dry gas pipeline, 100 percent owned by the Partnership that will provide takeaway from the Raptor Gas Processing Facility to premium natural gas markets in South Texas.  Together, these midstream assets, along with the Western Catarina Midstream system, will provide a stable stream of fee-based cash flow to the Partnership and form the basis of our midstream growth strategy in South Texas.

“In conjunction with our focus on midstream activities, we continued to divest certain of our non-core production assets in the second quarter 2017.  In July 2017, we closed the sale of our remaining operated Oklahoma production assets for approximately $5.5 million and, in a separate agreement executed that month, agreed to sell certain non-core, non-operated production assets in Texas for approximately $6.3 million in a transaction that is expected to close in the third quarter 2017. Both transactions are subject to normal and customary closing adjustments.  In addition to reducing our exposure to a price-sensitive, production-based revenue stream, we anticipate the sale of the Oklahoma production assets will lower overhead costs associated with operating the properties. With the increase in operating margins from midstream activities, we anticipate that the asset sales will have no impact on our borrowing capacity, which is currently based on lender commitments totaling $200 million.  It is worth noting that the Oklahoma production assets were excluded from the guidance we provided at the beginning of 2017.  Based upon successful completion of our South Texas midstream projects and the visibility those projects provide, we reiterate our full year guidance for 2017.

“Given the transitional nature of our business during the first half of this year, during which a number of key projects were in various phases of completion, we fully anticipated the first half of 2017 would be challenging in terms of our use of capital and financial results.  That being said, throughput volumes of natural gas on the Western Catarina Midstream system for the second quarter 2017 increased approximately 12 percent when compared to the prior quarter and were 19 percent above the minimum commitment level under our gathering agreement with Sanchez Energy.  As Sanchez Energy’s drilling plans call for an additional 32 wells at Catarina in the second half of 2017, we currently anticipate growth in volume on the Western Catarina Midstream system during the remainder of this year.

“More importantly, Sanchez Energy’s acquisition of the Comanche asset provides a path to sustainable midstream growth for the Partnership.  Our South Texas assets are strategically positioned to capture upside stemming from that growth, and we anticipate greater volumes through our midstream facilities in the years to come.  We continue to evaluate opportunities to secure additional midstream capacity for upside generated from the Comanche asset, and look forward to growing along with Sanchez Energy as they continue to execute their strategy in the Western Eagle Ford.”

Operating and Financial Results

The Partnership’s revenue totaled $25.0 million during the second quarter 2017.  Included in total revenue for the second quarter 2017 is revenue from the Western Catarina Midstream system of $14.2 million and $7.6 million from production activities.  The balance of the Partnership’s second quarter 2017 total revenue came from hedge settlements ($1.9 million) and a gain on mark-to-market activities ($1.3 million), which is a non-cash item.

Total operating expenses during the second quarter 2017 totaled $23.6 million, which includes $3.0 million in operating expenses related to the Western Catarina Midstream system and $4.3 million in production-related operating expenses and taxes.  Second quarter 2017 general and administrative and unit based compensation expenses of $7.1 million include $3.8 million in unit-based compensation and asset management fees, both of which are non-cash items.

On a GAAP basis, the Partnership recorded net income of $0.6 million for the second quarter 2017.  Adjusted EBITDA (a non-GAAP financial measure) for the second quarter 2017 was approximately $15.3 million.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

liquidity Update

As of June 30, 2017, the Partnership had $178 million in debt outstanding under its credit facility, which had a borrowing base of $215.6 million and an elected commitment amount of $200 million.  With the increase in operating margins from midstream activities, the Partnership anticipates that its sale of operated Oklahoma and non-operated Texas production assets will have no impact on its borrowing capacity, which is currently based on lender commitments totaling $200 million.

The Partnership had approximately $2.0 million in cash and cash equivalents at June 30, 2017.

HEDGE UPDATE

For the period July 1, 2017 through Dec. 31, 2017, the Partnership has hedged approximately 0.5 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $5.45 per million British thermal units and approximately 169 thousand barrels of its crude oil production at an effective NYMEX fixed price of approximately $61.48 per barrel.  More information on the Partnership’s hedge positions can be found in the SNMP Investor Presentation posted at www.sanchezmidstream.com.

COMMON UNITS

The Partnership had 14,602,148 common units issued and outstanding as of Aug. 10, 2017.

DISTRIBUTIONS

On Aug. 9, 2017, the Partnership declared a second quarter 2017 cash distribution on its common units of $0.4441 per unit ($1.7764 per unit annualized), which represents the seventh consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.2 percent annualized rate of increase.  The Partnership also declared a second quarter 2017 distribution to the holders of its Class B preferred units equal to $0.28225 per Class B preferred unit.

Based on second quarter 2017 adjusted EBITDA of $15.3 million, cash interest expense of $1.9 million, maintenance capital of $0.6 million, and $8.75 million in preferred dividends, the Partnership generated $4.1 million in cash available for distribution this quarter.

Conference Call information

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Tuesday, Aug. 15, 2017 to discuss second quarter 2017 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (844) 824-3837 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The international phone number is (412) 317-5161.  Callers should request the “Sanchez Midstream Partners Second Quarter 2017 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezmidstream.com) under the Investor Relations page.  A replay will be available approximately one hour after the call through Aug. 22, 2017, at 10:59 p.m. Central Time (11:59 p.m. Eastern

Time). The replay may be accessed by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International), and referencing the replay passcode: 10111167.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

Non-GAAP Measures

We present Adjusted EBITDA, a non-GAAP financial measure, in addition to our reported net income (loss), the most comparable GAAP financial measure, in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. For a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial metric, please see the tables below.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; the Partnership’s well-positioned assets in the Eagle Ford Shale; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Midstream Partners GP LLC

(877) 847-0009

Sanchez Midstream Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	($ in thousands)

Oil, liquids, and gas sales	$ 9,506	$ 11,298	$ 19,622	$ 23,696
Gathering and transportation sales	14,176	14,258	25,387	28,133
Gain (loss) on mark-to-market activities	1,347	(13,210)	5,827	(16,314)
Total revenues	25,029	12,346	50,836	35,515

Operating expenses:
Lease operating expenses	3,881	4,178	8,864	9,151
Transportation operating expenses	3,032	3,014	6,328	6,068
Cost of sales	40	63	77	193
Production taxes	353	326	826	547
General and administrative	6,353	4,978	11,962	10,697
Unit-based compensation expense	780	1,091	1,320	1,529
Depreciation, depletion and amortization	8,937	6,129	21,118	13,317
Asset impairments	—	—	4,688	1,309
Accretion expense	240	315	498	630
Total operating expenses	23,616	20,094	55,681	43,441

Other expenses (income):
Interest expense	1,896	1,103	3,779	2,002
Gain on embedded derivatives	—	(6,898)	—	(13,192)
Earnings from equity investments	(1,042)	—	(1,524)	(12)
Other income	—	(1)	—	(49)
Total expenses, net	24,470	14,298	57,936	32,190
Income (loss) before income taxes	559	(1,952)	(7,100)	3,325
Income tax expense	—	—	—	—
Net income (loss)	559	(1,952)	(7,100)	3,325
Less:
Preferred unit distributions paid in common units	—	—	(2,625)	—
Preferred unit distributions	(8,750)	(8,750)	(15,750)	(17,500)
Preferred unit amortization	(433)	(6,505)	(837)	(13,772)
Net loss attributable to common unitholders	$ (8,624)	$ (17,207)	$ (26,312)	$ (27,947)

Adjusted EBITDA	$ 15,336	$ 14,625	$ 25,874	$ 28,146

Net loss per unit
Common units - Basic and Diluted	$ (0.62)	$ (4.37)	$ (1.92)	$ (8.38)
Weighted Average Units Outstanding
Common units - Basic and Diluted	13,939,993	3,935,297	13,671,557	3,333,482

Sanchez Midstream Partners LP

Condensed Consolidated Balance Sheetz

	June 30,	Dec. 31,
	2017	2016
	($ in thousands)

Current assets	$ 17,275	$ 14,765
Midstream and production assets, net	226,641	222,820
Other assets	303,399	302,120
Total assets	$ 547,315	$ 539,705

Current liabilities	$ 16,622	$ 9,443
Long-term debt, net of debt issuance costs	176,554	151,322
Other long-term liabilities	18,276	19,205
Total liabilities	211,452	179,970

Mezzanine equity	342,953	342,991

Partners' capital (deficit)	(7,090)	16,744
Total partners' capital (deficit)	(7,090)	16,744
Total liabilities and partners' capital	$ 547,315	$ 539,705

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA

			Three Months
			Ended
	Three Months Ended June 30,		March 31,	Six Months Ended June 30,
	2017	2016	2017	2017	2016
	($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$ 559	$ (1,952)	$ (7,659)	$ (7,100)	$ 3,325
Add:
Interest expense, net	1,896	1,103	1,883	3,779	2,002
Depreciation, depletion and amortization	8,937	6,129	12,181	21,118	13,317
Asset impairments	-	-	4,688	4,688	1,309
Accretion expense	240	315	258	498	630
Unit-based compensation programs	1,479	1,091	540	2,019	1,529
Unit-based asset management fees	2,345	1,627	2,030	4,375	2,912
Distributions in excess of equity earnings	803	-	968	1,771	-
(Gain) loss on mark-to-market activities	(1,347)	13,210	(4,480)	(5,827)	16,314
Gain on embedded derivatives	-	(6,898)	-	-	(13,192)
Acquisition and divestiture costs	424	-	129	553	-
Adjusted EBITDA (1)	$ 15,336	$ 14,625	$ 10,538	$ 25,874	$ 28,146

(1)To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted

EBITDA and Cash Available for Distribution

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	($ in thousands)

Reconciliation of Net Income (loss) to Adjusted EBITDA and Cash Available for Distribution
Net income (loss)	$ 559	$ (1,952)	$ (7,100)	$ 3,325
Add:
Interest expense, net	1,896	1,103	3,779	2,002
Depreciation, depletion and amortization	8,937	6,129	21,118	13,317
Asset impairments	—	—	4,688	1,309
Accretion expense	240	315	498	630
Unit-based compensation programs	1,479	1,091	2,019	1,529
Unit-based asset management fees	2,345	1,627	4,375	2,912
Distributions in excess of equity earnings	803	—	1,771	—
(Gain) loss on mark-to-market activities	(1,347)	13,210	(5,827)	16,314
Gain on embedded derivatives	—	(6,898)	—	(13,192)
Acquisition and divestiture costs	424	—	553	—
Adjusted EBITDA (1)	15,336	14,625	25,874	28,146

Maintenance capital expenditures(2)	(600)	(600)	(1,200)	(1,200)
Cash interest expense	(1,871)	(873)	(3,458)	(1,732)
Preferred unit distributions	(8,750)	(8,750)	(15,750)	(17,500)
Cash available for distribution	$ 4,115	$ 4,402	$ 5,466	$ 7,714

(1)To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

(2) Represents estimated maintenance capital expenditures attributable to our controlling interest in our midstream and production assets. Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Sanchez Midstream Partners LP

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gathering and Transportation Throughput:
Oil (MBbls)	1,044	1,287	2,065	2,552
Gas (MMcf)	15,432	17,599	29,088	34,666
Total throughput (MBOE)(1)	3,616	4,220	6,913	8,330
Average daily throughput (BOE/D)	40	46	38	46

(1) Excludes water throughput.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Production in MBOE:
Total production (MBOE)	290	304	600	607
Average daily production (BOE/D)	3,187	3,335	3,315	3,334

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$ 32.93	$ 38.32	$ 32.87	$ 39.16
BOE Net realized price, excluding hedges (2)	$ 26.49	$ 20.25	$ 27.14	$ 18.43

(1) Excludes impact of mark-to-market gains (losses).

(2) Excludes the impact of all hedging  gains (losses).